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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                                        Commission File Number 33-78806

                           TELEX COMMUNICATIONS, INC.
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             (Exact name of registrant as specified in its charter)

            9600 Aldrich Avenue South, Bloomington, Minnesota  55420
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           12% Senior Notes due 2004
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           (Title of each class of securities covered by this Form)

                                     None
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      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)     [ ]     Rule 12h-3(b)(1)(i)     [X]
        Rule 12g-4(a)(1)(ii)    [ ]     Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(2)(i)     [ ]     Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(ii)    [ ]     Rule 12h-3(b)(2)(ii)    [ ]
                                        Rule 15d-6              [ ]

        Approximate number of holders of record as of the certification or
notice date:                                                                 0
                                                                             -

        Pursuant to the requirements of the Securities Exchange Act of 1934, Telex Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June [13], 1997                  By: /s/ John A. Palleschi
                                           -------------------------------------
                                        Name:   John A. Palleschi
                                        Title:  General Counsel, Vice President
                                                and Secretary